Exhibit 99.1

Proterra Announces Election of Joan Robinson-Berry to Board of Directors

BURLINGAME, Calif – Proterra Inc (“Proterra”), a leading innovator in commercial vehicle electrification technology, today announced the election of Joan Robinson-Berry to the company’s board of directors.

A distinguished leader with extensive experience in the technology and engineering fields, Ms. Robinson-Berry recently retired from a 35-year career with The Boeing Company.

During her career with The Boeing Company, Ms. Robinson-Berry held leadership positions in global engineering, maintenance and modifications for all Boeing government and commercial product lines. Most recently, Ms. Robinson-Berry served as Senior Vice President and Chief Engineer for Boeing Global Services where she was responsible for product and services safety, technical integrity and engineering. Ms. Robinson-Berry previously held roles including Vice President and General Manager of Boeing South Carolina and Vice President of Supplier Management and Chief Procurement Officer for The Boeing Company’s Shared Services Group business unit.

Ms. Robinson-Berry earned a B.S. degree in Engineering Technology from California State Polytechnic University-Pomona and an MBA in Engineering and Industrial Management from West Coast University. She has received extensive recognition for her work in STEM and currently serves on the Cal Poly Pomona Philanthropic Foundation Board as well as the Boards of Directors for both Valmont Industries, Inc. and Unaka Company Inc.

“Proterra is delighted to welcome Joan to our board of directors,” said Jack Allen, Proterra CEO and Chairman of the company’s board of directors. “Joan is an accomplished engineering leader whose deep skillset, expertise, and experience with world-class manufacturers will help accelerate our company’s growth and mission.”

“Proterra’s mission is to advance EV technology to deliver the world’s best performing commercial vehicles. I am excited to have the opportunity to join the Proterra Board at a time when transportation needs are changing,” said Ms. Robinson-Berry.

About Proterra
Proterra is a leader in the design and manufacture of zero-emission electric transit vehicles and EV technology solutions for commercial applications. With industry-leading durability and energy efficiency based on rigorous U.S. independent testing, Proterra products are proudly designed, engineered and manufactured in America, with offices in Silicon Valley, South Carolina, and Los Angeles. For more information, visit: http://www.proterra.com and follow us on Twitter @Proterra_Inc.

 Proterra recently entered into a merger agreement with ArcLight Clean Transition Corp. (Nasdaq: ACTCU, ACTC and ACTW), a special purpose acquisition company.  For more information, see https://arclightclean.com/ .

Business Combination

On January 11, 2021, Proterra entered into a merger agreement with ArcLight Clean Transition Corp. (Nasdaq: ACTCU, ACTC and ACTW), a special purpose acquisition company. ArcLight has filed with the SEC a Registration Statement on Form S-4 (as amended, the “Registration Statement”), which includes a preliminary proxy statement/prospectus of ArcLight, in connection with the proposed merger transaction (the “Business Combination”) involving ArcLight and Proterra. After the Registration Statement is declared effective, ArcLight will mail a definitive proxy statement/prospectus and other relevant documents to stockholders of ArcLight as of a record date to be established for voting on the Business Combination. ArcLight’s stockholders and other interested persons are advised to read, the preliminary proxy statement/prospectus, and amendments thereto, and, when available, the definitive proxy statement/prospectus in connection with ArcLight’s solicitation of proxies for its stockholders’ meeting to be held to approve the Business Combination because the proxy statement/prospectus will contain important information about ArcLight, Proterra and the Business Combination. Stockholders will also be able to obtain copies of the Registration Statement, without charge, once available, at the SEC’s website at www.sec.gov. In addition, the documents filed by ArcLight may be obtained free of charge from ArcLight at https://www.arclightclean.com or by directing a request to: ArcLight Clean Transition Corp., 200 Clarendon Street, 55th Floor, Boston, MA 02116.

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Participants in the Solicitation

ArcLight, Proterra and their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of ArcLight’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding the names and interests in the Business Combination of ArcLight’s directors and officers,  and Proterra’s directors and executive officers, in ArcLight’s filings with the SEC, including the Registration Statement.

Disclaimer

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for or buy, any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance or transfer or securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Media Contact:
Shane Levy
Proterra Corporate Communications
PR@proterra.com

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